UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report: March 2, 2015 (Date of earliest event reported)

API TECHNOLOGIES CORP.

(Exact Name of registrant as specified in its charter)

Commission File Number: 001-35214

DE	98-0200798
(State or other jurisdiction of incorporation)	(IRS Employer Identification No.)

4705 S. Apopka Vineland Rd. Suite 210 Orlando, FL	32819
(Address of principal executive offices)	(zip code)

(855) 294-3800

(Registrant’s telephone number, including area code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b) On March 2, 2015, Mr. Bel Lazar informed the Board of Directors of his decision to resign as the President and Chief Executive Officer of API Technologies Corp. (the “Company”), effective immediately.

(c), (d), (e) On March 2, 2015, the Company announced that Mr. Robert Tavares was appointed as President and Chief Executive Officer of the Company, effective March 2, 2015. Simultaneously with his appointment as President and Chief Executive Officer, Mr. Tavares was appointed to the Board of Directors of the Company in connection with the terms of his employment letter agreement. He is not expected to serve on any committees of the Board of Directors and will not receive any additional compensation for serving on the Board of Directors.

Mr. Tavares, 53, joins the Company with 30 years of experience in microelectronics and semiconductors for both commercial and defense applications. From March 2012 until joining the Company, Mr. Tavares served as the President of Crane Electronics Inc., which serves the defense, commercial aerospace and medical markets with microelectronic based solutions for power and microwave applications. Prior experience includes serving as the President of e2v US Operations, a supplier of technology solutions in RF power, semiconductors, including lifecycle management as well as high performance imaging semiconductors for space instrumentation from July 2010 to March 2012. Mr. Tavares also served as a Director of Hunter Technologies, a privately held PCB and EMS provider in Santa Clara CA from June 2010 to April of 2012. Mr. Tavares spent most of his career, from May 1985 to February 2010, at Tyco Electronics, M/A Com Division where he started his career as a design and development engineer and progressively advanced to become the Vice President, General Manager, where he was responsible for setting the strategic direction, growth and profitability of a $320 million RF and microwave multi-site business making a diverse set of highly custom and application specific technology solutions. Mr. Tavares holds a B.S in Engineering from the University of Massachusetts, Dartmouth.

None of the above-referenced companies is a parent, subsidiary or other affiliate of the Company.

The Company entered into an employment letter agreement dated January 28, 2015 with Mr. Tavares effective March 2, 2015 (the “Effective Date”). Material terms of the employment letter agreement, including the compensation Mr. Tavares will receive, are summarized below.

•	At-will Employment: Mr. Tavares’ employment with the Company is at-will. Either party may terminate the agreement for any reason.

•	Cash Compensation: Mr. Tavares will be paid an annual base salary of $520,000. He will have the opportunity to earn an annual target cash incentive bonus of 70% of his base salary with a maximum cash incentive bonus of 100% of his base salary. The cash incentive bonus will be based on achievement of performance goals as established by the Compensation Committee of the Board of Directors for the applicable year. For the fiscal year ending November 30, 2015, Mr. Tavares will be entitled to a minimum $100,000 cash incentive bonus.

•	Equity Compensation: Mr. Tavares will be eligible to receive an annual target equity incentive award of 75% of his base salary, based on the achievement of performance goals established in consultation with the Compensation Committee. Any such equity incentive award will be determined at the discretion of the Compensation Committee.

•	Cash Signing Bonus: Mr. Tavares received a cash signing bonus of $360,000, subject to certain repayment conditions if he is terminated for cause prior to twenty (20) months following the Effective Date.

“Cause” includes, without limitation, material acts of dishonesty, conviction of a felony or a misdemeanor involving an act of moral turpitude, gross or willful misconduct, and failure to discharge the duties of employment.

•	Equity Incentive Signing Bonus: The Compensation Committee will award award Mr. Tavares the following equity incentives, each subject to the terms and conditions of the Company’s Amended and Restated 2006 Equity Incentive Plan, filed as Exhibit 10.16 to the Company’s Form 10-K filed February 9, 2012:

•	Restricted stock units of 227,000 shares of the Company’s common stock, which shall vest and be paid on the earliest of (a) one year from the Effective Date, (b) the date the Company terminates Mr. Tavares other than for cause, or (c) the date on which Mr. Tavares resigns for good reason; and

•	Options to purchase 567,500 shares of the Company’s common stock, which will vest and become fully exercisable on the earliest of (a) one year from the Effective Date, (b) the date the Company terminates Mr. Tavares other than for cause, or (c) the date on which Mr. Tavares resigns for good reason.

“Good reason” includes, without limitation, the occurrence of events such as the assignment or reduction of any of Mr. Tavares’ duties resulting in a material diminution of authority, a material change in the geographic location of where Mr. Tavares is required to work, and any material breach by the Company of the employment letter agreement.

•	Benefits: The Company has agreed to provide and pay for basic life insurance and accidental death and dismemberment insurance coverage as well as medical and dental insurance to Mr. Tavares and his covered dependents. The Company will reimburse Mr. Tavares for reasonable moving expenses and Mr. Tavares will also be eligible to participate in other the Company benefit plans available to full-time employees.

•	Mr. Tavares will be entitled to severance benefits in connection with an involuntary termination within twenty-four (24) months of a change in control of the Company, termination by the Company without cause, or termination as a result of resignation for good reason. Such severance benefits include continuation of payment of Mr. Tavares’ base salary for a period of twelve (12) months and will be paid in consideration of Mr. Tavares signing a Release of the Company. In the event of a termination in connection with a change in control, Mr. Tavares also will be entitled to a prorated portion of any incentive bonus he would have earned had he remained employed for the full performance period.

A “change in control” includes the occurrence of events such as: any person becoming the beneficial owner of fifty percent (50%) or more of the Company’s outstanding common stock, the consummation of a plan of reorganization, merger, or consolidation, and a sale of all or substantially all of the Company’s assets.

The foregoing description of the employment letter agreement with Mr. Tavares does not purport to be complete and is qualified in its entirety by reference to the full text of the employment letter agreement, a copy of which is attached hereto as Exhibit 10.1 and incorporated by reference herein.

Since the beginning of the Company’s last fiscal year, there was no transaction or series of similar transactions, nor is there any currently proposed transaction or series of similar transactions, to which the Company or any of its subsidiaries was or is to be a party, in which the amount involved exceeds $120,000 and in which Mr. Tavares, or members of his immediate family, had or will have a direct or indirect material interest, other than the officer compensation arrangements described above. There are no arrangements or understandings between Mr. Tavares and any person, other than the directors and officers of the Company acting as such, pursuant to which he was selected as an officer or director, and there are no family relationship between Mr. Tavares and any director, executive officer, or person nominated by the Company to become a director or executive officer.

In connection with Mr. Lazar’s resignation, the Company and Mr. Lazar entered into a separation agreement and release, dated March 2, 2015, effective March 1, 2015 (“Separation Date”). Material terms of the separation agreement and release are set forth below.

•	Mr. Lazar will not be eligible for a bonus for the Company’s fiscal year ended November 30, 2014 or any time thereafter.

•	The remaining 33, 334 Restricted Stock Units granted pursuant to a Restricted Stock Unit Agreement dated March 2, 2012 (“RSU Agreement”) will vest as of the Separation Date and all of Mr. Lazar’s rights under the RSU Agreement with respect to all vested RSUs will remain unchanged.

•	Mr. Lazar will receive a severance payment of $250,000 paid bi-weekly for a period that ends on the earlier of: (i) 13 bi-weekly pay periods, commencing with the Separation Date; or (ii) Mr. Lazar accepting a position of full- or part-time employment and beginning work. This payment is in consideration for Mr. Lazar’s general release and waiver of the Company and is subject to certain non-disclosure, non-disparagement, non-solicitation, and non-compete restrictions.

•	The Company has agreed to pay Mr. Lazar and his dependent’s Comprehensive Omnibus Budget Reconciliation Act (“COBRA”) monthly premium payments for group medical, dental, and executive supplemental health plans for a period of 12 months.

The press release announcing Mr. Lazar’s resignation and Mr. Tavares’ appointments is furnished as Exhibit 99.1 to this Form 8-K.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits

Exhibit Number	Exhibit Title

10.1	Employment letter agreement with Robert Tavares.

99.1	Press Release dated March 2, 2015 announcing resignation of President and Chief Executive Officer and appointment of new President and Chief Executive Officer and director.

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: March 2, 2015	API TECHNOLOGIES CORP.

	By:	/s/ Brian R. Kahn
Brian R. Kahn
Chairman